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                                                                    EXHIBIT F.8

                       UNSECURED LINE OF CREDIT AGREEMENT


          THIS UNSECURED LINE OF CREDIT AGREEMENT, dated as of the 18th day of December 1995, and effective as of September 30, 1995, is made by and between ALLIED CAPITAL CORPORATION, a Maryland corporation ("Borrower") and THE RIGGS NATIONAL BANK OF WASHINGTON, D.C., a national banking association (the "Bank"). The Bank has agreed to extend credit to the Borrower and the Borrower have agreed to obtain credit from the Bank on the terms and conditions set forth in this Agreement. Accordingly, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Bank and the Borrower agree as follows:


                                   ARTICLE 1
                        DEFINITIONS AND ACCOUNTING TERMS

          SECTION 1.01. DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings assigned to them below, which meanings shall be equally applicable to the singular and plural forms of the terms defined.

          "ACFC" means ALLIED CAPITAL FINANCIAL CORPORATION, a Maryland corporation.

          "AFFILIATE" means with respect to any specified Person, any other Person which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of common stock, by contract or otherwise.

          "AGREEMENT" means this Unsecured Line of Credit Agreement, as the same may be amended, modified or supplemented from time to time.

          "AIC" means ALLIED INVESTMENT CORPORATION, a Maryland corporation.

          "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the District of Columbia.

          "CAPITAL LEASE" means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

          "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

          "CONSOLIDATED" means, with reference to any term defined herein, that term as applied to Borrower and its Subsidiaries, consolidated in accordance with GAAP.

          "DEFAULT" means any event which with the giving of notice, the lapse of time, or both, would constitute an Event of Default.
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          "EVENT OF DEFAULT" means any of the events specified as an "Event of
Default" under this Agreement, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "GAAP" means generally accepted accounting principles consistently applied.

          "INDEBTEDNESS" means (1) indebtedness or liability for borrowed money; (2) obligations evidenced by bonds, debentures, notes, or other similar instruments; (3) obligations for the deferred purchase price of property or services (including trade obligations); (4) obligations as lessee under Capital Leases; (5) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (6) obligations under letters of credit; (7) obligations under acceptance facilities; (8) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (9) obligations secured by any Liens, whether or not the obligations have been assumed.

          "INVESTMENTS" means all debt or equity securities or share, participation, or other interest in any Person, which is, or is of a type, dealt in or traded on financial markets, or which is recognized in any area in which it is issued or dealt in as a medium for investment.

          "LETTER OF CREDIT" means a letter of credit issued by Bank on behalf of Borrower as described below in Section 2.05.

          "LIEN" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

          "LOAN DOCUMENTS" means this Agreement, the Note, and any other document now or hereafter executed or delivered in connection with the Obligations in evidence thereof or as security therefor, including, without limitation, any life insurance assignment, pledge agreement, security agreement, deed of trust, mortgage, promissory note or subordination agreement

          "LOANS" means the loans to be made to the Borrower by the Bank pursuant to this Agreement and the Letters of Credit.

          "MAXIMUM AMOUNT" means (i) with respect to all Loans at any time outstanding, Ten Million Dollars and no/100 ($10,000,000.00), and (ii) with respect to all Letters of Credit at any time outstanding, One Million, Five Hundred Thousand Dollars and no/100 ($1,500,000.00), each as may be reduced from time to time pursuant to Section 2.01(d) of this Agreement.

          "NET INCOME" means income after deduction of all expenses, taxes and other proper charges, determined in accordance with GAAP and shall exclude all unrealized appreciation or depreciation on Investments.





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          "NOTE" means a promissory note in the original principal amount of
Ten Million Dollars and no/100 ($10,000,000.00) evidencing the obligation of Borrower to pay the principal amount of its borrowings hereunder, together with interest thereon, as the same may be amended, modified or supplemented from time to time. The term "Note" also shall include any promissory note executed and delivered by Borrower in connection with an extension of the Termination Date, an increase in the Maximum Amount or any other amendment to this Agreement.

          "OBLIGATIONS" means the Loans, the Note, all Indebtedness and obligations of Borrower under this Agreement and the other Loan Documents, as well as all other Indebtedness of Borrower to the Bank, now existing or hereafter arising, of every kind and description, whether or not evidenced by notes or other instruments, and whether such Indebtedness is direct or indirect, fixed or contingent, liquidated or unliquidated, due or to become due, secured or unsecured, joint, several or joint and several, related or unrelated to the Loans, similar or dissimilar to the Indebtedness arising out of this Agreement, of the same or a different class of Indebtedness as the Indebtedness arising out of this Agreement, including, without limitation, any overdrafts in any deposit account maintained by Borrower with the Bank, all obligations of Borrower with respect to Letters of Credit, any Indebtedness of Borrower that is assigned to the Bank and any Indebtedness of such Borrower to any assignee of this Agreement.

          "PERSON" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

          "SUBSIDIARY" means a corporation of which shares of stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by any Person.

          "TANGIBLE NET WORTH" means, with respect to any Person, tangible net worth as computed in accordance with GAAP and reported in the financial statement of such Person delivered to Bank.

          "TERMINATION DATE" means September 30,1998, and any extension or extensions thereof granted by the Bank in its sole discretion.

          "TOTAL INTEREST EXPENSE" means, for any period with respect to any Person, the aggregate amount of interest required to be paid during such period on all Indebtedness of such Person outstanding during all or any part of such period, including any payments consisting of fees in connection with such Indebtedness, but excluding any interest the payment of which is deferred or that is to be added to the principal amount of the Indebtedness to which such interest relates, rather than paid at regular intervals.

          "TOTAL LIABILITIES" means, with respect to any Person, the aggregate amount of all liabilities of such Person (including tax and other proper accruals), computed in accordance with GAAP.

          SECTION 1.02. ACCOUNTING TERMS. All accounting terms used herein which are not otherwise expressly defined in this Agreement shall have the meanings respectively given to them





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in accordance with GAAP in effect on the date of this Agreement.  Except as otherwise provided herein, all financial computations made pursuant to this Agreement shall be made in accordance with GAAP and all balance sheets and other financial statements shall be prepared in accordance with GAAP. Except as otherwise provided herein, whenever reference is made in any provision of this Agreement to a balance sheet or other financial statement or financial computation with respect to Borrower, such terms shall mean a consolidated balance sheet or other financial statement or financial computation, as the case may be.


                                   ARTICLE 2
                               TERMS OF THE LOANS

          SECTION 2.01. AMOUNT AND BORROWING PROCEDURE.

          (a) Subject to the terms and conditions of this Agreement, Borrower may, from time to time, until the Termination Date request Loans from the Bank as provided herein in an aggregate principal amount under the Note not to exceed at any one time outstanding the Maximum Amount and the Bank will make such Loans on the terms provided herein and in the Note. Up to the aggregate Maximum Amount, Borrower may borrow, repay without penalty and re-borrow hereunder from the date of this Agreement until the Termination Date.

          (b) The unpaid principal balance of the Loans shall bear interest as provided in the Note.

          (c) The obligations of the Borrower to repay the Loans, together with interest thereon, shall be evidenced by the Note. The unpaid principal balance of the Note shall be payable on the Termination Date together with all interest accrued and unpaid.

          (d) The Borrower may terminate or reduce the credit facility provided for in Section 2.01(a) of this Agreement in whole or in part by giving at least fifteen (15) Business Days' prior written notice of such termination or reduction to the Bank. The termination or reduction of the credit facility provided for in Section 2.01(a) of this Agreement shall not affect the rights of the Bank with respect to any Obligations arising prior or subsequent to such termination or reduction and the provisions of this Agreement shall remain in full force and effect until the Obligations have been fully and completely paid and discharged.

          (e) The Borrower and the Bank from time to time may agree to extend the Termination Date or increase the amount of credit to be provided under this Agreement, or both. During any such periods of extension, the remaining terms and conditions of this Agreement shall remain in full force and effect, and the Borrower shall execute and deliver any amendments or modifications to the Loan Documents as the Bank may require in connection with any such extension or increase. Nothing in this Section 2.01(e) shall obligate the Bank to grant such extensions or to increase the amount of credit provided under this Agreement.

          SECTION 2.02. FEES. The Borrower agrees to pay to the Bank, in consideration of its commitment to make the Loans, a commitment fee of one eighth of one percent (0.125%) per annum of the Maximum Amount, payable on the date of this Agreement and on each anniversary thereof until the Termination Date. In addition, the Borrower agrees to pay to the Bank, in consideration of its agreement to make the Loans, a facility fee of one eighth of one percent





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(0.125%) per annum of the average daily amount of the difference between the
Maximum Amount and the aggregate unpaid principal amount of the Loans outstanding on each day during the preceding quarter. The fee shall commence to accrue as of the date of this Agreement and shall cease to accrue on the Termination Date and shall be paid quarterly in arrears on last Business Day of March, June, September or December and on the Termination Date, commencing with the first such date after the date of this Agreement. If on the Termination Date Bank has received an amount as a facility fee greater than that accrued under this Section 2.02, then such amount shall be applied to the amount due under the Note or if no amount is then due the Bank shall pay such amount to the Borrower.

          SECTION 2.03. PAYMENTS AND COMPUTATIONS. All payments due under this Agreement (including any payment or prepayment of principal, interest, fees and other charges) or with respect to the Note or the Loans shall be made in lawful money of the United States of America, in immediately available funds, to the Bank at its office at 808 17th Street, N.W., Washington, D.C. 20006, or at such other place as the Bank may designate, and shall be applied first to accrued fees, next to accrued late charges, next to accrued interest and then to principal. If any payment of principal, interest or fees is not due on a Business Day, then the due date will be extended to the next succeeding full Business Day and interest and fees will be payable with respect to the extension. Upon the occurrence of an Event of Default and during the continuation of such Event of Default, interest shall accrue on the Loans at a per annum rate as provided in the Note for such event.

          SECTION 2.04. LOAN ADVANCE PROCEDURES. Borrower may at any time or from time to time request a Loan provided that after such amount is loaned the aggregate amount of all Loans shall not exceed the Maximum Amount. Such request shall state the date an which the Loan is to be made which shall be not less than one (1) Business Day after the receipt of such request by Bank.

          SECTION 2.05. LETTER OF CREDIT FACILITY. Subject to the terms of this Agreement, Bank will issue standby letters of credit letters of credit (each a "Letter of Credit") on behalf of Borrower. At no time, however, shall the total face amount of all Letters of Credit outstanding, less any partial draws paid under the Letters of Credit exceed the Maximum Amount. Upon Bank's request, Borrower promptly shall pay to Bank issuance fees and such other fees, commissions, costs, and any out-of-pocket expenses charged or incurred by Bank with respect to any Letter of Credit. The commitment by Bank to issue Letters of Credit shall, unless earlier terminated in accordance with the terms of this Agreement, automatically terminate on the Termination Date and no Letter of Credit shall expire on a date which is after the Termination Date. Each Letter of Credit shall be in form and substance satisfactory to Bank and in favor of beneficiaries satisfactory to Bank, provided that Bank may refuse to issue a Letter of Credit due to the nature of the transaction or its terms or in connection with any transaction where Bank, due to the beneficiary or the nationality or residence of the beneficiary, would be prohibited by any applicable law, regulation, or order from issuing such Letter of Credit. Prior to the issuance of each Letter of Credit, and in all events prior to any daily cutoff time Bank may have established for purposes thereof, Borrower shall deliver to Bank a duly executed form of Bank's standard form of letter of credit reimbursement agreement and application for issuance of letter of credit with proper insertions.





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          SECTION 2.06. USE OF PROCEEDS.  The proceeds of the Loans hereunder shall be used by the Borrower for general corporate purposes and the obtaining of Letters of Credit. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.


                                   ARTICLE 3
                              CONDITIONS PRECEDENT

          SECTION 3.01. CONDITION PRECEDENT TO INITIAL LOAN. The obligation of the Bank to make the initial Loan to Borrower is subject to the condition precedent that the Bank shall have received on or before the day of such Loan (except as otherwise noted below) each of the following, in form and substance satisfactory to the Bank and its counsel:

          (1)   NOTE.  The Note duly executed by the Borrower;

          (2) EVIDENCE OF ALL CORPORATE ACTION BY THE BORROWER. Certified (as of the date of such action) copies of all corporate action taken by the Borrower, including resolutions of its Board of Directors, authorizing or ratifying the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement (to be delivered no later than December 15, 1995);

          (3) INCUMBENCY AND SIGNATURE CERTIFICATE OF THE BORROWER. A certificate (dated as of the date of this Agreement) of the Secretary of each Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by the Borrower under this Agreement;

          (4) OPINION OF COUNSEL FOR THE BORROWER. A favorable opinion of counsel for the Borrower as to such matters as the Bank may reasonably request;

          SECTION 3.02. CONDITIONS PRECEDENT TO ALL LOANS. The obligation of the Bank to make each Loan (including the initial Loan) shall be subject to the further conditions precedent that on the date of such Loan:

          (1) The following statements shall be true and the Borrower's request for a Loan shall be deemed a statement by such Borrower dated the date of such Loan, that:

                (a) The representations and warranties contained in Article IV of this Agreement are correct on and as of the date of such Loan as though made on and as of such date; and

                (b) No Default or Event of Default has occurred and is continuing, or would result from such Loan; and





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          (2)   The Bank shall have received such other approvals, opinions, or documents as the Bank may reasonably request.


                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

          Each Borrower represents and warrants that:

          SECTION 4.01. INCORPORATION, GOOD STANDING AND DUE QUALIFICATION. Each of AIC and ACFC are wholly-owned Subsidiaries of Borrower. Borrower has no other Subsidiaries; AIC and ACFC have no Subsidiaries. Borrower (a) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of is incorporation; (b) has the corporate power and authority to own its assets and to transact the business in which it is now engaged or in which it is proposed to be engaged; and (c) is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required except in such instances which would not, in any one case or in the aggregate, materially and adversely affect the financial condition, operations, properties or business of the Borrower.

          SECTION 4.02. CORPORATE POWER AND AUTHORITY. The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of, or filing or registration with, any governmental agency or authority or the stockholders of such corporation; (b) contravene such corporation's charter or bylaws; (c) result in a breach of or constitute a default under any agreement or instrument to which such corporation is a party or by which it or its properties may be bound or affected; (d) result in, or require, the creation or imposition of any lien upon or with respect to any of the properties now owned or hereafter acquired by such corporation; or (e) cause such corporation to be in default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such corporation.

          SECTION 4.03. LEGALLY ENFORCEABLE AGREEMENT. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

          SECTION 4.04. FINANCIAL STATEMENTS. The most recent financial statements of the Borrower which have been furnished to the Bank in connection with this Agreement are complete and correct and fairly present the financial condition of the Borrower as at the dates of such statements. Since the dates of such statements, there has been no material adverse change in the condition (financial or otherwise), business or operations of the Borrower.

          SECTION 4.05. LITIGATION. Except as set forth in the Borrower's most recent 10-Q and 10-K filed with the Securities and Exchange Commission, there is no pending or threatened action or proceeding against or affecting the Borrower, before any court, governmental agency or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties or business of the Borrower.





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          SECTION 4.06. OTHER AGREEMENTS.  The Borrower is not a party to any
Indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which has a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Borrower, or the ability of the Borrower to carry out its obligations under the Loan Documents to which it is a party. The Borrower is not in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

          SECTION 4.07. NO DEFAULTS ON OUTSTANDING JUDGMENTS OR ORDERS. The Borrower has satisfied all judgments and is not in default with respect to any judgment, writ injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

          SECTION 4.08. OWNERSHIP AND LIENS. The Borrower has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred to in Section 4.04 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower and none of its leasehold interests is subject to any Lien, except such as may be permitted pursuant to
Section 6.01 of this Agreement.

          SECTION 4.09. OPERATION OF BUSINESS. The Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its respective businesses substantially as now conducted and as presently proposed to be conducted, and is not in violation of any valid rights of others with respect to any of the foregoing.

          SECTION 4.10. TAXES. The Borrower has filed all tax returns (federal, state, and local) required to be filed and has paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties.

          SECTION 4.11. ENVIRONMENT. The Borrower has not received notice of, nor knows of, or suspects facts which might constitute any violations of any federal, state, or local environmental, health, or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities.


                                   ARTICLE 5
                             AFFIRMATIVE COVENANTS

          Borrower covenants and agrees that:

          SECTION 5.01. MAINTENANCE OF EXISTENCE. The Borrower will preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required, except if the failure to so qualify would have, in any one case or in the aggregate, a





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material and adverse effect on the financial condition, operations, properties or business of the Borrower.

          SECTION 5.02. MAINTENANCE OF RECORDS. The Borrower will keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of the Borrower. The principal records and books of account, shall be kept at the chief executive office of the Borrower's investment adviser at 1666 K Street, N.W., Suite 901, Washington, D.C. 20006. The Borrower will not move such records and books of account or change such chief executive office or the name under which it does business without giving the Bank at least thirty (30) days' prior written notice.

          SECTION 5.03. MAINTENANCE OF PROPERTIES. The Borrower will maintain, keep, and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

          SECTION 5.04. CONDUCT OF BUSINESS. The Borrower will continue to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement.

          SECTION 5.05. COMPLIANCE WITH LAWS. The Borrower will comply in all respects with all applicable laws, rules, regulations and orders (including, without limitation, the Employee Retirement Income Security Act, as amended from time to time), such compliance to include, without limitation, paying, before the same become delinquent, all duly imposed taxes, assessments and governmental charges imposed upon it or upon its property.

          SECTION 5.06. MAINTENANCE OF INSURANCE. The Borrower will maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated.

          SECTION 5.07. REPORTING REQUIREMENTS. The Borrower will furnish to the Bank:

          (a) Quarterly Financial Statements. As soon as available and, in any event, within forty-five (45) days after the end of each of the quarters of each fiscal year of the Borrower (i) unaudited financial statements consisting of consolidated statements of financial position of the Borrower, as of the end of such quarter and consolidated statements of operations and consolidated statements of changes in assets of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP, and (ii) a certificate detailing a calculation of each of the ratios and amounts referred to in the financial covenants of the Borrower set forth in Sections 7.01 through 7.05 hereof, as may be applicable to such Borrower. Such financial statements and certificate shall be certified to be accurate by the chief financial officer of the Borrower (subject to year-end adjustments);

          (b) Annual Financial Statements. As soon as available and, in any event, within one hundred twenty (120) days after the end of each fiscal year of the Borrower (i) audited financial statements consisting of consolidated statements of financial position of the Borrower as of the





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end of such fiscal year, consolidated statements of operations, changes in net assets, and cash flows of the Borrower for such fiscal year, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP. The consolidated financial statements shall be accompanied by an opinion thereon acceptable to the Bank of an independent certified public accounting firm selected by the Borrower and acceptable to the Bank;

          (c) Management Letters. Promptly upon receipt thereof, copies of any reports submitted to the Borrower by independent certified public accountants in connection with audit of the financial statements of the Borrower made by such accountants;

          (d) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower, which, if determined adversely to the Borrower could have a material adverse effect on the financial condition, properties or operations of the Borrower;

           (e) Notice of Defaults and Events of Default. As soon as possible and, in any event, within 15 days after the occurrence of each Default and Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto;

          (f) Proxy Statements, etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Borrower sends to its stockholders, and copies of all regular, periodic and special reports, and all material registration statements which the Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange;

          (g) General Information. Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as the Bank may from time to time reasonably request.

          SECTION 5.08. ENVIRONMENT. The Borrower will be and remain in compliance with the provisions of all federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations issued thereunder.

          SECTION 5.09. INVESTMENT ADVISER. Allied Capital Advisers, Inc. will remain the investment adviser for the Borrower.

          SECTION 5.10. CORPORATE RELATIONSHIP. Each of AIC and ACFC will remain wholly-owned subsidiaries of Borrower.

          SECTION 5.11. REFINANCING OF INDEBTEDNESS. With respect to any Indebtedness which matures prior to the Termination Date, Borrower will refinance with a new maturity no earlier than the Termination Date no less than seventy-five percent (75%) of such Indebtedness; provided, however, that the amount of such required refinancing shall be reduced by the amount, if any, of new equity raised by Borrower after the date hereof.





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                                   ARTICLE 6
                               NEGATIVE COVENANTS

          Borrower agrees that, without first obtaining the prior written consent of the Bank:

          SECTION 6.01. LIENS. The Borrower will not create, incur, assume or permit to exist any Lien upon or with respect to any of its properties or assets, now owned or hereafter acquired, except: (a) Liens in favor of the Bank; (b) Liens which are incidental to the conduct of the business of the Borrower, are not incurred in connection with the obtaining of credit and do not materially impair the value or use of assets of the Borrower; and (c) Liens in existence on the date of this Agreement and disclosed in writing to the Bank.

          SECTION 6.02. INDEBTEDNESS. The Borrower will not create, incur, assume or permit to exist Indebtedness, except (a) the Obligations; (b) Indebtedness in existence on the date of this Agreement and disclosed in writing to the Bank; (c) Indebtedness of the Borrower subordinated to the Obligations on terms satisfactory to the Bank; (d) Indebtedness of any Subsidiary to the Borrower or another Subsidiary; and (e) ordinary trade accounts payable.

          SECTION 6.03. MERGERS, ETC. The Borrower will not merge or consolidate with any Person and will not permit any subsidiary to merge with any person except that Borrower may merge with a Subsidiary and any Subsidiary may merge with another Subsidiary.

          SECTION 6.04. SALE AND LEASEBACK. The Borrower will not sell, transfer or otherwise dispose of any real or personal property to any Person and thereafter, in connection therewith, directly or indirectly, lease back the same or similar property.

          SECTION 6.05. SALE OF ASSETS. The Borrower will not sell, lease, assign, transfer or otherwise dispose of any of its now owned or hereafter acquired assets except: (a) for assets disposed of in the ordinary course of business and (b) the sale or other disposition of assets no longer used or useful in the conduct of its business.

          SECTION 6.06. GUARANTIES, ETC. The Borrower will not assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable (including, but not limited to, any liability arising out of any agreement to purchase any obligation, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss) for obligations of any Person, or permit any such guaranties or liabilities to exist, except
(i) in favor of the Bank, (ii) with respect to Indebtedness in existence on the date hereof and previously disclosed to the Bank in writing, (iii) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (iv) as may be implemented in the ordinary course of Borrower's portfolio activities, provided, however, that any such matter described in this clause (iv): (a) shall be treated as a non-contingent liability for purposes of calculating the financial covenants described below, and (b) if the aggregate amount thereof exceeds $100,000, shall be itemized in a writing provided to the Bank along with the financial statements described above.

          SECTION 6.07. TRANSACTIONS WITH AFFILIATE. The Borrower will not enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the





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
rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would be applicable in a comparable arm's-length transaction with a Person not an Affiliate (provided that the investment advisory agreement between Borrower and Allied Capital Advisers, Inc. shall not be deemed to violate this provision).


                                   ARTICLE 7
                              FINANCIAL COVENANTS

          So long as the Note shall remain unpaid or the Bank shall have any Commitment or outstanding Letter of Credit under this Agreement, the Borrower agrees that:

          SECTION 7.01. MAXIMUM LEVERAGE RATIO. Each of AIC and ACFC will maintain at all times a ratio of Total Liabilities to Tangible Net Worth of not greater than 3.5 to 1. Borrower will maintain at all times a ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth of not greater than 3.0 to 1.

          SECTION 7.02. MINIMUM CONSOLIDATED TANGIBLE NET WORTH. Borrower will maintain at all times a Consolidated Tangible Net Worth of not less than Forty Million Dollars ($40,000,000).

          SECTION 7.03. CONSOLIDATED MINIMUM INTEREST COVERAGE. Borrower will maintain a ratio of (a) Consolidated Net Income plus Consolidated Total Interest Expense to (b) Consolidated Total Interest Expense of not less than
1.5 to 1 as of the end of each calendar quarter for the previous four quarters.

          SECTION 7.04. CONSOLIDATED MINIMUM PRINCIPAL COVERAGE. Borrower will maintain a ratio of Consolidated collections of the principal or cost-basis portion of its Investments to Consolidated Total Indebtedness of not less than
 .05 to 1 as of the end of each calendar quarter for the previous four quarters.

          SECTION 7.05. TOTAL OUTSTANDING LOANS. Borrower will not permit the total principal amount of Loans and Letters of Credit outstanding at any one time to exceed the sum of cash and cash equivalents plus 75% of non-cash tangible assets, minus Total Liabilities (including letters of credit).

          With respect to the above covenants, no effect shall be given to the contemplated credit facility from the Bank to Borrower consisting of a cash-secured line of credit available only on the last day of each calendar quarter and to be repaid promptly thereafter.


                                   ARTICLE 8
                               EVENTS OF DEFAULT


          SECTION 8.01. EVENTS OF DEFAULT. Each of the following shall constitute an Event of Default under this Agreement:

          (a) Failure of Borrower to pay any Obligation to the Bank, including, without limitation, the principal of or interest on the Note or any of the Loans, when the same shall become due and payable, and such failure shall continue for a period of five (5) days; or

          (b) Failure of Borrower to perform or observe any covenant set forth in this Agreement (except any such failure resulting in the occurrence of another Event of Default described in this section), or to perform or observe any other term, condition, covenant, warranty, agreement or other provision contained in this Agreement within thirty (30) days after receipt of notice from the Bank specifying such failure; or

          (c) Discovery that any representation or warranty by Borrower in this Agreement or any statement or representation made in any certificate, report or opinion delivered pursuant to this Agreement or in connection with any Loan under this Agreement was materially untrue in any material respect provided, however, the Bank shall take no action based on a default under this paragraph unless such Borrower shall have been provided a reasonable opportunity to render such misrepresentation or untruth immaterial; or

          (d) If, as a result of default, any other obligation of Borrower for the payment of any debt in excess of $500,000.00 becomes or is declared to be due and payable prior to the expressed maturity thereof, unless and to the extent that the declaration is being contested in good faith in a court of appropriate jurisdiction; or

          (e) Borrower makes an assignment for the benefit of creditors, files a petition in bankruptcy, petitions or applies to any tribunal for any receiver or any trustee of Borrower or any substantial part of its property, or commences any proceeding relating to Borrower under any reorganization, arrangement, readjustments of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or

          (f) If, within thirty (30) days after the filing of a bankruptcy petition or the commencement of any proceeding against Borrower seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the proceeding shall not have been dismissed, or, if, within 30 days after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of such Borrower, the appointment shall not have been vacated; or

          (g) Any judgment against Borrower in excess of $500,000.00 or any attachment in excess of $500,000.00 against any property of Borrower that remains unpaid, undischarged, unbonded or undismissed for a period of thirty
(30) days, unless and to the extent that the judgment or attachment is appealed in good faith in a court of higher jurisdiction and the appeal remains pending; or

          (h) The occurrence of an event of default (and the expiration of any applicable cure period) under any other Loan Document.

          SECTION 8.02. REMEDIES UPON DEFAULT. Upon the occurrence of an Event of Default, the following provisions shall be applicable:

          (a) The Bank may, at its option, terminate its obligation to make Loans under this Agreement and declare all Obligations, whether incurred prior to, contemporaneous with or subsequent to the date of this Agreement, and whether represented in writing or otherwise, immediately due and payable and may exercise all of it rights and remedies against the Borrower.

          (b) The Bank shall have such set-off rights as are provided by applicable common law or statute.

          (c) EACH BORROWER EXPRESSLY WAIVES ITS RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

          (d) The Bank may itself perform or comply, or otherwise cause performance or compliance, with the obligations of the Borrower contained in this Agreement. The reasonable expenses of the Bank incurred in connection with such performance or compliance shall be payable by the Borrower to the Bank on demand and shall constitute Obligations.

          (e) The Bank may, at its sole and absolute discretion and in addition to any other remedies available to it under this Agreement or otherwise, require Borrower to pay immediately to Bank, for application against drawings under any outstanding Letters of Credit issued for the account of Borrower, the outstanding principal amount of any such Letters of Credit which have not expired. Such amount shall be held in an interest-bearing account pledged to secure the Obligations. Any portion of the amount remaining in such account which is not applied to satisfy draws under any such Letters of Credit or any other Obligations of Borrower to the Bank shall be repaid to Borrower.


                                   ARTICLE 9
                                 MISCELLANEOUS

          SECTION 9.01. COLLECTION COSTS. The Borrower shall pay all of the reasonable costs and expenses incurred by the Bank in connection with the enforcement of this Agreement and the other Loan Documents, including, without limitation, reasonable attorneys' fees and expenses.

          SECTION 9.02. MODIFICATION AND WAIVER. Except for the other documents expressly referred to in this Agreement, this Agreement contains the entire agreement between the parties and supersedes all prior agreements between the Bank and the Borrower concerning the unsecured line of credit and the Loans hereunder. No modification or waiver of any provision of the Note or this Agreement and no consent by the Bank to any departure therefrom by the Borrower shall be effective unless such modification or waiver shall be in writing and signed by an officer of the Bank with a title of vice president or any higher office, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. No failure or delay by the Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Bank contained in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

          SECTION 9.03. NOTICES. All notices, requests, demands or other communications provided for in this Agreement shall be in writing and shall be delivered by hand, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, to the Bank, at 808 17th Street, N.W., Washington, D.C. 20006 Attention: Executive Vice President, Commercial Lending, or to the Borrower at c/o Allied Capital Advisers, Inc., 1666 K Street, N.W., Suite 901, Washington, D.C. 20006, Attention: Chief Financial Officer. Any notice, request, demand or other communication delivered or sent in the foregoing manner shall be deemed given or made (as the case may be) upon the earliest of (a) the date it is actually received, (b) on the business day after the day on which it is property delivered to Federal Express (or a comparable overnight delivery service), or (c) on the third business day after the day on which it is deposited in the United States mail. The Borrower or the Bank may change its address by notifying the other party of the new address in any manner permitted by this Section 9.03.

          SECTION 9.04. CAPTIONS. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

          SECTION 9.05. SURVIVAL OF AGREEMENTS. All agreements, representations and warranties made herein shall survive the delivery of this Agreement and the making and renewal of the Loans hereunder.

          SECTION 9.06. FEES AND EXPENSES. Whether or not any Loans are made hereunder, the Borrower shall pay on demand all reasonable out-of-pocket costs and expenses incurred by the Bank in connection with the preparation, negotiation, execution, delivery, filing, recording and administration of any of the documents and instruments executed or delivered in connection herewith, including, without limitation, the reasonable fees and expenses of counsel to the Bank (including, the reasonable fees of salaried counsel employed by the Bank or its affiliates), and local counsel who may be retained by the Bank, with respect to such documents and any amendments thereof or of this Agreement and any amendment hereof and with respect to advising the Bank as to its rights and responsibilities hereunder or thereunder, provided, however, that the Bank shall use reasonable efforts to notify the Borrower prior to incurring any costs or expenses chargeable to Borrower under this section, unless the Bank shall have determined in good faith, but at its sole and unfettered discretion, that a delay or such notice may impair or adversely impact the rights, remedies, claims or other interest of the Bank or the collectibility of the Loans.

          SECTION 9.07. USE OF DEFINED TERMS. All terms defined in this Agreement shall have the defined meanings when used in certificates, reports or other documents made or delivered pursuant to this Agreement, unless the context shall otherwise require.

          SECTION 9.08. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and bind the respective parties hereto and their successors and assigns; provided, however, that Borrower may not assign its rights hereunder without the prior written consent of the Bank.

          SECTION 9.09. INTERPRETATION. This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the District of Columbia, without reference to conflicts of law principles.

          IN WITNESS WHEREOF, the Borrower and the Bank have caused this Agreement to be signed by their duly authorized representatives all as of the day and year first above written.


                                 ALLIED CAPITAL CORPORATION
                                 a Maryland  corporation.

                                 By: /s/ G. CABELL WILLIAMS, III
                                    -------------------------------
                                 Name: G. Cabell Williams, III
                                 Title: President

                                 THE RIGGS NATIONAL BANK OF WASHINGTON, D.C., a national banking association.

                                 By: /s/ WINT PALMER
                                    -------------------------------
                                 Name: William W. Palmer, III
                                 Title: Vice President